Exhibit 10.2
Power of Attorney

I have legal ownership of 4.73% of the equity in the bromine factory located in Beidan Village, Yingli Township, Shouguang City, and now an preliminary agreement has been reached with Shouguang Haoyuan Chemical Co., Ltd. regarding the transfer of my ownership of the equity in the factory to Shouguang Haoyuan Chemical Co., Ltd.

As I am in poor health recently, I hereby authorize Miss YUAN Fengxia to act as my representative in the handling of the matters related to the execution of the transfer agreement with Shouguang Haoyuan Chemical Co., Ltd.  The scope of this authorization is: 1, I authorize Miss YUAN Fengxia to be my representative to hold my 4.73% equity interest in the bromine factory located in Beidan Village, Yingli Township, Shouguang City and as the titular holder of the said equity interest; 2, to represent me in the execution of the transfer agreement with Shouguang Haoyuan Chemical Co., Ltd.; 3, as the consideration for the transfer to be paid by Shouguang Haoyuan Chemical Co., Ltd. has been converted into shares of the company stock listed in the U.S., and as I do not understand the situations and affairs abroad, am of advanced age and it is not convenient for me to handle the procedures to travel abroad, I hereby also authorized Miss YUAN Fengxia to hold on my behalf that number of shares; provided, however, that Miss YUAN Fengxia is only granted right to execute the agreement as my representative and hold the shares on my behalf and shall not have the actual right to transfer and dispose the proceeds of the bromine factory and the shares held on my behalf.

Person granting this authorization: GAO Yuliang /s/ GAO Yuliang

Person granted this authorization: YUAN Fengxia /s/ YUAN Fengxia

July 7, 2009